UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

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NATIONWIDE MUTUAL FUNDS
(Name of Registrant as Specified in Its Charter)

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NATIONWIDE MUTUAL FUNDS
One Nationwide Plaza
Mail Code 5-02-210
Columbus, Ohio 43215
(800) 848-0920

January 31, 2018

Dear Shareholder:

The enclosed Information Statement details a recent subadviser change relating to the Nationwide Large Cap Equity Fund (the "Fund"), a series of Nationwide Mutual Funds (the "Trust"). Until recently, the Fund was known as the "Nationwide HighMark Large Cap Core Equity Fund."

Specifically, the Board of Trustees of the Trust approved the selection of Diamond Hill Capital Management, Inc. to serve as the new subadviser to the Fund following the resignation of HighMark Capital Management, Inc. as the Fund's subadviser on November 13, 2017. The Trust has received an exemptive order from the U.S. Securities and Exchange Commission that allows certain subadviser changes to be made without shareholder approval (the "Manager of Managers Order"). The Manager of Managers Order instead requires that this Information Statement be sent to you. The full Information Statement also will be available on the Trust's website at http://www.nationwide.com/mutualfundsshareholdernews until May 15, 2018.

Please read the enclosed Information Statement for additional information.

We look forward to continuing to serve you and the Fund in the future.

Sincerely,

/s/ Eric E. Miller
Eric E. Miller
Secretary, Nationwide Mutual Funds

NATIONWIDE MUTUAL FUNDS
One Nationwide Plaza
Mail Code 5-02-210
Columbus, Ohio 43215
(800) 848-0920

INFORMATION STATEMENT

Nationwide Mutual Funds (the "Trust") is furnishing this Information Statement with respect to the Nationwide Large Cap Equity Fund (the "Fund"), a series of the Trust. All shareholders of record as of the date hereof will receive this Information Statement. This Information Statement will be sent to shareholders on or about February 2, 2018. The Information Statement also is available online at www.nationwide.com/mutualfundsshareholdernews. Until recently, the Fund was known as the "Nationwide HighMark Large Cap Core Equity Fund."

The Trust has received an exemptive order (the "Manager of Managers Order") from the U.S. Securities and Exchange Commission (the "SEC"), which permits Nationwide Fund Advisors ("NFA"), the Fund's investment adviser, to hire new subadvisers that are unaffiliated with NFA, to terminate subadvisory relationships, and to make changes to existing subadvisory agreements with the approval of the Trust's Board of Trustees (the "Board" or the "Trustees"), but without obtaining shareholder approval, provided, among other things, that the Fund sends to its shareholders an information statement describing any new subadviser within 90 days of hiring such subadviser.

WE ARE NOT ASKING YOU FOR A PROXY OR VOTING INSTRUCTIONS AND
WE REQUEST THAT YOU NOT SEND US A PROXY OR VOTING INSTRUCTIONS.

INTRODUCTION

The Fund is an investment portfolio, or series, of the Trust. The Trust, on behalf of the Fund, has entered into an Investment Advisory Agreement with NFA. Pursuant to the Investment Advisory Agreement, NFA may select one or more subadvisers for the Fund and supervises the Fund's daily business affairs, subject to the supervision and direction of the Board. NFA selects the subadviser(s) it believes will provide the Fund with high-quality investment management services consistent with the Fund's investment objective. NFA is responsible for the overall monitoring of the Fund's subadviser(s).

Effective November 13, 2017, Diamond Hill Capital Management, Inc. ("Diamond Hill") began serving as the subadviser to the Fund, following the resignation of HighMark Capital Management, Inc. ("HighMark"), the Fund's previous subadviser. As a result of this change, the Fund is now subadvised by Diamond Hill, and the Fund has been renamed as the "Nationwide Large Cap Equity Fund."

Diamond Hill is independent of NFA and discharges its responsibilities subject to the oversight and supervision of NFA and the Board. Diamond Hill is paid a subadvisory fee by NFA from the management fees NFA receives from the Fund. In accordance with procedures adopted by the Board, the subadviser of the Fund may effect portfolio transactions through an affiliated broker-dealer that receives brokerage commissions in connection therewith as permitted by applicable law.

The purpose of this Information Statement is to report the selection of Diamond Hill, located at 325 John H. McConnell Blvd., Suite 200, Columbus, OH 43215, as the new subadviser to the Fund. The Board approved the appointment of Diamond Hill as subadviser to the Fund on November 8, 2017, and Diamond Hill began serving as the Fund's subadviser on November 13, 2017, following the resignation of HighMark. The factors considered by the Board in making its decision to approve Diamond Hill as the subadviser, as well as other important information, are described in more detail below.

RECOMMENDATION TO APPROVE SUBADVISER

As part of NFA's duties to select and supervise the Fund's subadviser, NFA is responsible for communicating performance expectations to, and evaluating the performance of, the subadviser and recommending to the Board whether a new subadviser should be hired or whether the subadviser's contract with the Trust should be renewed, modified or terminated. NFA periodically provides written reports to the Board describing the results of its evaluation and monitoring functions.

The Fund's investment objective is to seek long-term capital appreciation. Under normal circumstances, the Fund invests at least 80% of its net assets in stocks of large capitalization companies, such as those with market capitalizations within the range of companies included in the Russell 1000 Index.

HighMark had served as the Fund's subadviser since September 2013.  At a Board meeting held in June 2017, NFA proposed that the Fund be reorganized into the Nationwide Fund, a separate series of the Trust that also was subadvised by HighMark, as the Fund and the Nationwide Fund had similar investment strategies and were managed by the same portfolio managers.  Based on the information about the Fund and the Nationwide Fund that NFA had provided, the Board had approved a Plan of Reorganization pursuant to which the Fund would be merged into the Nationwide Fund.  However, after HighMark notified NFA a formal notice of its intention to resign as the subadviser to both the Fund and the Nationwide Fund, the reorganization was cancelled, and NFA began the process of identifying potential new subadvisers for each of the Funds.

In evaluating potential subadvisers to replace HighMark as subadviser to the Fund, NFA sought a subadviser who would provide an investment strategy that would be consistent with shareholders' expectations and that would provide a level of differentiation for the Fund from the Nationwide Fund and other large-capitalization equity mutual funds in the marketplace.

Diamond Hill Capital Management, Inc.

Of the potential subadvisers that NFA evaluated, NFA determined that Diamond Hill was the most qualified and appropriate candidate to subadvise the Fund.

Diamond Hill employs a value style of investing, i.e., investing in stocks that are trading at prices that may not reflect the issuing company's intrinsic value.  Diamond Hill focuses on estimating a company's value independent of its current stock price. To estimate a company's value, Diamond Hill concentrates on the fundamental economic drivers of the business.  The primary focus is on "bottom-up" analysis, which takes into consideration earnings, revenue growth, operating margins and other economic factors. Diamond Hill also considers the level of industry competition, regulatory factors, the threat of technological obsolescence, and a variety of other industry factors.

In constructing a portfolio of securities, the Diamond Hill large-cap strategy is not constrained by the sector or industry weights in the Fund's benchmark. Diamond Hill relies on individual stock selection and discipline in the investment process to add value and assigns the highest portfolio security weights to companies in which Diamond Hill has the highest level of conviction. Although the Fund maintains a diversified portfolio, it nonetheless may invest in a limited number of issuers.

NFA concluded that, of the potential subadvisers that it had evaluated, Diamond Hill was the most qualified and appropriate candidate to subadvise the Fund, considering Diamond Hill's investment philosophy and process, strong performance over all relevant trailing time periods, superior upside capture, low correlation of excess returns to other large-cap mutual funds, and NFA's strong qualitative assessment. NFA expects that Diamond Hill's value orientation will help to differentiate the Fund's investment approach and returns from those of many other large-capitalization equity funds, and that the strategy's value orientation will be consistent with the Fund's objective of seeking long-term capital appreciation.

Diamond Hill offers two versions of its large-cap strategy, which differ in that one version is considerably more concentrated than the other.  NFA evaluated both versions and determined that the concentrated version of Diamond Hill's strategy exhibited even stronger performance returns over the long term than did the non-concentrated version, although it was subject to higher shorter term volatility. NFA also considered that the concentrated version of Diamond Hill's strategy would better differentiate the Fund from a proprietary mutual fund managed by Diamond Hill that is already available in the marketplace.  NFA determined, however, that because the Fund is classified as "diversified" under the Investment Company Act of 1940, as amended (the "1940 Act"), Diamond Hill's concentrated strategy would not be appropriate for the Fund unless shareholders were to approve a proposal to change the Fund's classification to "non-diversified."

A proxy statement discussing the proposal to eliminate the Fund's fundamental investment restriction regarding diversification of investments, thereby changing the Fund's status from a diversified investment company to a non-diversified investment company, was first mailed to shareholders of record on or about January 31, 2018.  Accordingly, Diamond Hill is currently managing the Fund using its non-concentrated strategy, until such time as the Fund's shareholders may approve a change in the Fund's classification to permit implementation of the concentrated strategy. Shareholders should expect that, if shareholders approve the change in the Fund's status, the Fund will thereafter be managed using Diamond Hill's concentrated strategy.

Charles Bath, CFA, Austin Hawley, CFA, and Christopher Welch, CFA, are responsible for the day-to-day management of the Fund.

Mr. Bath serves as Managing Director – Investments and Portfolio Manager for Diamond Hill. He has been associated with Diamond Hill since 2002. Mr. Bath received his BS in accounting from Miami University and his MBA from The Ohio State University.

Mr. Hawley serves as Co-Chief Investment Officer and Portfolio Manager for Diamond Hill. He has been associated with Diamond Hill since 2008. Mr. Hawley received his BA in history, cum laude, and his MBA, with distinction, from Dartmouth College.

Mr. Welch serves as Co-Chief Investment Officer and Portfolio Manager for Diamond Hill. He has been associated with Diamond Hill since 2005. Mr. Welch received his BA in economics, summa cum laude, from Yale University.

Based on the foregoing considerations, NFA recommended to the Board that Diamond Hill be approved as the subadviser to the Fund.

BOARD CONSIDERATIONS

At a special meeting held in-person on November 8, 2017, the Board, of which eight of the nine members are not considered to be "interested persons" of the Fund under the 1940 Act ("Independent Trustees"), discussed and unanimously approved the appointment of Diamond Hill as the subadviser to the Fund pursuant to a new subadvisory agreement (the "Subadvisory Agreement"). The Trustees were provided with detailed materials in advance of the meeting relating to the proposal to appoint Diamond Hill. The Independent Trustees met in executive session with their independent legal counsel prior to the meeting to discuss information relating to the proposal. The material factors and conclusions that formed the basis for the Board's approval are discussed below.

The Nature, Extent and Quality of the Services to be Provided by Diamond Hill as Subadviser. The Trustees considered the information provided by NFA as to Diamond Hill, including, among other things, information relating to Diamond Hill's investment strategy and process for the Fund. The Trustees also considered the experience of the investment personnel of Diamond Hill that would be managing the Fund.

Investment Performance. The Trustees considered information concerning the past performance record of Diamond Hill in managing an investment strategy comparable to the strategy it would use in managing the Fund's assets, including both Diamond Hill's concentrated and non-concentrated strategies.

Fee Level. The Board noted that the subadvisory fee that NFA will pay to Diamond Hill is higher than the fee that NFA previously paid to HighMark, and that the amount of the increase would be borne by NFA.

Profitability. No information was presented to the Board regarding the expected profitability of the Subadvisory Agreement.

Terms of the Subadvisory Agreement. The Board noted that the non-compensatory terms of the subadvisory agreement are substantially similar in all material respects to the terms of the subadvisory agreements that the Trust currently has in place for other series of the Trust.

Conclusion. Based on these and other considerations, none of which was individually determinative of the outcome, and after discussion and consideration among themselves, and with NFA, Trust counsel, and independent legal counsel, the Trustees, including all of the Independent Trustees, determined that the services to be provided by Diamond Hill and the fees to be paid to Diamond Hill each appeared on the basis of the information presented to be acceptable, and unanimously approved the Subadvisory Agreement for a two-year period commencing from the execution of the Subadvisory Agreement.

THE SUBADVISORY AGREEMENT

The subadvisory agreement with Diamond Hill, dated November 13, 2017 (the "Agreement"), was approved by the Board,

including the Independent Trustees, on November 8, 2017. In accordance with the Manager of Managers Order, the Agreement was not submitted to the Fund's shareholders for their approval. The following is a brief summary of the material terms of the Agreement.

Term. The Agreement, solely with respect to the Fund, has an initial term that expires on May 1, 2019, and continues for successive one-year terms thereafter as long as its continuance is approved by the Board or by a vote of a majority of the outstanding shares of the Fund, provided that, in either case, the terms and the renewal have been approved by the vote of a majority of the Independent Trustees, cast in person, at a meeting called for the purpose of voting on such approval. The Agreement can be terminated on not more than 60 days' written notice by NFA, the Trust on behalf of the Fund or a majority of the outstanding voting securities of the Fund, or on not less than 120 days' written notice by Diamond Hill. The Agreement terminates automatically if assigned by any party.

Fees. Under the Agreement, the annual subadvisory fee payable by NFA to Diamond Hill (as a percentage of the Fund's average daily net assets) is set forth in the table attached as Exhibit A. The overall advisory fees of the Fund will not increase as a result of a higher subadvisory fee schedule with Diamond Hill than the previous subadvisory fee schedule with HighMark.

Duties. Under the Agreement, NFA is responsible for assigning all or a portion of the Fund's assets to Diamond Hill and for overseeing and reviewing the performance of Diamond Hill.  Diamond Hill is required to manage the Fund's portfolio in accordance with the Fund's investment objectives and policies, subject to the supervision of NFA and the Board.

Brokerage. Under the Agreement, Diamond Hill is authorized to purchase and sell securities on behalf of the Fund through brokers or dealers Diamond Hill selects and to negotiate commissions to be paid on such transactions. In doing so, Diamond Hill is required to use reasonable efforts to obtain the most favorable price and execution available but is permitted, subject to certain limitations, to pay brokerage commissions that are higher than what another broker might have charged in return for brokerage and research services.

Indemnification. Under the Agreement, Diamond Hill and its affiliates and controlling persons cannot be held liable to NFA, the Trust, the Fund or the Fund's shareholders in the absence of willful misfeasance, bad faith, gross negligence, reckless disregard of its duties under the Agreement, or violation of applicable law.

Diamond Hill is required, under the Agreement, to indemnify NFA, the Trust, the Fund, and their respective affiliates and controlling persons for any liability or expenses sustained by them as a result of Diamond Hill's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties or violation of applicable law, as well as under certain other circumstances. The Agreement also contains provisions pursuant to which NFA and the Trust are required to indemnify Diamond Hill for any liability and expenses which may be sustained by Diamond Hill unless they were the result of Diamond Hill's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties or violation of applicable law.

Regulatory Pronouncements. The Agreement also includes provisions arising from regulatory requirements. These provisions include a requirement that Diamond Hill establish and maintain written proxy voting procedures in compliance with current applicable laws and regulations, including, but not limited to, Rule 30b1-4 under the 1940 Act. Also, the provisions include language required by Rule 17a-10 under the 1940 Act that permits Diamond Hill to execute securities transactions under limited circumstances through broker-dealers deemed to be affiliated with the Fund, subject to certain prohibitions on consultations between Diamond Hill and other subadvisers to the Fund or funds affiliated with the Fund.

Further Information. The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the text of the Agreement. A copy of the Agreement is on file with the SEC and is available (i) in person at the SEC's Public Reference Room in Washington, D.C. (upon payment of any applicable fees); (ii) by mail by sending your request to SEC Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102 (upon payment of any applicable fees); or (iii) at the SEC's website – http://www.sec.gov – through the EDGAR system.

OTHER INFORMATION ABOUT DIAMOND HILL

Diamond Hill is located at 325 John H. McConnell Blvd., Suite 200, Columbus, OH 43215. The following table sets forth the name and principal occupation of the principal executive officers of Diamond Hill. The address of each person listed below is 325 John H. McConnell Blvd., Suite 200, Columbus, OH 43215.

Name	Title
Christopher M. Bingham	Chief Executive Officer and President
Lisa M. Wesolek	Chief Operating Officer
Thomas E. Line	Chief Financial Officer and Treasurer
Gary R. Young	Chief Compliance Officer

Diamond Hill is an Ohio corporation that is a wholly-owned subsidiary of Diamond Hill Investment Group, Inc., a publicly owned Ohio corporation.

MORE ABOUT FEES AND EXPENSES

The Fund pays NFA an investment advisory fee at an effective annual rate (as a percentage of the Fund's average daily net assets) as set forth in the table attached as Exhibit B.

During the fiscal year ended October 31, 2017, the Fund paid investment advisory fees to NFA as set forth in the table attached as Exhibit C.

ADDITIONAL INFORMATION

NFA serves as the Fund's investment adviser pursuant to an Investment Advisory Agreement that was last approved by the Board, including a majority of the Independent Trustees, on March 7, 2017. The Investment Advisory Agreement was last approved by shareholders of the Fund on September 9, 2013. The key features of the Investment Advisory Agreement are described below.

Advisory Services. Under the Investment Advisory Agreement, NFA, subject to the supervision and direction of the Board: (i) sets the overall investment strategy for the Fund; (ii) has overall supervisory responsibility for the general management and investment of the Fund's assets; (iii) determines the allocation of assets among one or more subadvisers, if any; and (iv) has full investment discretion to make all determinations with respect to the investment of a Fund's assets not otherwise assigned to a subadviser. With regard to subadvisers, NFA, subject to the supervision and direction of the Board: (i) researches and evaluates each subadviser, if any; (ii) performs initial due diligence on prospective subadvisers; (iii) monitors each subadviser's ongoing performance; (iv) communicates performance expectations and evaluations to each subadviser; and (v) recommends to the Board whether a subadviser's contract should be renewed, modified or terminated. NFA also is responsible for recommending changes or additions to the subadvisers and is responsible for compensating each subadviser. Finally, NFA is responsible for providing periodic reports to the Board concerning the Fund's business and investments as the Board requests.

Continuance. The Investment Advisory Agreement may be continued from year to year by a majority vote of the Board or by a vote of a majority of the outstanding shares of the Fund, provided that, in either case, the terms and the renewal have been approved by the vote of a majority of the Independent Trustees, cast in person, at a meeting called for the purpose of voting on such approval.

Termination. The Investment Advisory Agreement provides that it may be terminated, without the payment of any penalty, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, or by NFA, in each case, upon not more than 60 days' written notice to the other party. The Investment Advisory Agreement also provides that it will automatically and immediately terminate in the event of its assignment.

As of December 31, 2017, the Fund had issued outstanding shares in the amounts as set forth in the table attached as Exhibit D.

As of December 31, 2017, to the Trust's knowledge, no person, except as set forth in the table at Exhibit E, had or shared voting or investment power over more than 5% of the outstanding shares of any class of the Fund.

As of December 31, 2017, the Executive Officers and Trustees of the Trust as a group owned less than 1% of the outstanding shares of any class of the Fund.

Although the Trust is not asking shareholders to vote on the approval of Diamond Hill as subadviser to the Fund, the Trust is required by the rules of the SEC to summarize the voting rights of shareholders. Whenever a matter affecting the Fund requires shareholder approval, a shareholder meeting generally will be held and a proxy statement and proxy/voting instruction forms will be sent to the Fund's shareholders. Each share of the Fund is entitled to one vote, and each fraction of a share is entitled to a proportionate fractional vote. Shareholders also may revoke previously submitted voting instructions in accordance with instructions contained in the proxy statement sent to the Fund's shareholders.

The foregoing description of shareholder voting rights with respect to the Fund is only a brief summary of these rights. Whenever shareholder approval of a matter affecting the Fund is required, the proxy statement sent to shareholders will fully describe the voting rights of shareholders and the voting procedures that will be followed at the shareholder meeting.

Currently, Nationwide Fund Distributors LLC ("NFD"), an affiliate of NFA, acts as the Trust's principal underwriter. Under the terms of a Joint Fund Administration and Transfer Agency Agreement, Nationwide Fund Management LLC ("NFM"), an indirect wholly owned subsidiary of Nationwide Financial Services, Inc. ("Nationwide Financial"), provides various administrative and accounting services, including daily valuation of the Fund's shares, preparation of financial statements, tax returns, and regulatory reports, and presentation of quarterly reports to the Board of Trustees. NFM also serves as transfer agent and dividend disbursing agent for the Fund. The address for NFA, NFD and NFM is One Nationwide Plaza, Mail Code 5-02-210, Columbus, Ohio 43215.

NFA is a wholly owned subsidiary of Nationwide Financial, a holding company which is a direct wholly owned subsidiary of Nationwide Corporation. All of the common stock of Nationwide Corporation is held by Nationwide Mutual Insurance Company (95.2%) and Nationwide Mutual Fire Insurance Company (4.8%), each of which is a mutual company owned by its policyholders. The address for each of Nationwide Financial, Nationwide Corporation, Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company is One Nationwide Plaza, Columbus, Ohio 43215.

No Officer or Trustee of the Trust is an officer, employee, or director of Diamond Hill, nor do any such Officers or Trustees own securities issued by Diamond Hill or have any other material direct or indirect interest in Diamond Hill.

The Trust will furnish, without charge, a copy of the Trust's most recent Annual Report to shareholders and Semiannual Report to shareholders succeeding the Annual Report, if any, upon request. This request may be made either by writing to the Trust at the address contained on the first page of this Information Statement or by calling toll-free 800-848-0920. The Annual Report and the Semiannual Report will be mailed to you by first-class mail within three business days of receipt of your request.  Additional copies of the full Information Statement may be obtained, without charge, by calling toll-free 800-848-0920.

By Order of the Board of Trustees of Nationwide Mutual Funds,

/s/ Eric E. Miller
Eric E. Miller, Secretary

January 31, 2018

EXHIBIT A

SUBADVISORY FEES

The annual subadvisory fees payable by NFA to Diamond Hill (as a percentage of the Fund's average daily net assets) are set forth in the following table:

Fund	Subadvisory Fees
Nationwide Large Cap Equity Fund
0.425% on subadviser assets up to $50 million;
0.40% on subadviser assets of $50 million and more but less than $100 million;
0.375% on subadviser assets of $100 million and more but less than $200 million; and
0.35% on subadviser assets of $200 million and more.

A-1

EXHIBIT B

INVESTMENT ADVISORY FEES

The Fund pays NFA an investment advisory fee at an effective annual rate (as a percentage of the Fund's average daily net assets) as set forth in the following table:

Fund	Advisory Fees
Nationwide Large Cap Equity Fund
0.60% on assets up to $250 million;
0.575% on assets of $250 million and more but less than $1 billion;
0.55% on assets of $1 billion and more but less than $2 billion;
0.525% on assets of $2 billion and more but less than $5 billion; and
0.50% on assets of $5 billion and more.

B-1

EXHIBIT C

INVESTMENT ADVISORY FEES PAID TO NFA

The chart below sets forth the investment advisory fees paid by the Fund to NFA for the fiscal year ended October 31, 2017. The amount indicated is after fee waivers and expense reimbursements.

Fund	Advisory Fees
Nationwide Large Cap Equity Fund	$387,570
C-1

EXHIBIT D

OUTSTANDING SHARES

As of December 31, 2017, the Fund had issued outstanding shares in the amounts set forth in the table below:

Fund	Number of Shares Outstanding
Nationwide Large Cap Equity Fund – Class A	2,102,593.530
Nationwide Large Cap Equity Fund – Class C	214,006.764
Nationwide Large Cap Equity Fund – Class R6	2,837,995.576
Nationwide Large Cap Equity Fund – Institutional Service Class	315,666.129
D-1

EXHIBIT E

5% SHAREHOLDERS

As of December 31, 2017, to the Trust's knowledge, no person, except as set forth in the table below, had or shared voting or investment power over more than 5% of the outstanding shares of any class (collectively, the "shares") of the Fund.

Account Holder	Number of Shares Beneficially Owned	Percentage of the Class Held by the Shareholder
Nationwide Large Cap Equity Fund Class A
NATIONAL FINANCIAL SERVICES LLC JERSEY CITY, NJ 07310	727,418.689	34.60%
CHARLES SCHWAB & CO INC SAN FRANCISCO, CA 94105	623,511.451	29.65%
PERSHING LLC JERSEY CITY, NJ 07399	216,408.696	10.29%
Nationwide Large Cap Equity Fund Class C
PERSHING LLC JERSEY CITY, NJ 07399	34,964.026	16.34%
MERRILL LYNCH PIERCE FENNER & SMITH JACKSONVILLE, FL 32246	31,276.482	14.61%
NATIONAL FINANCIAL SERVICES LLC JERSEY CITY, NJ 07310	20,470.112	9.57%
WELLS FARGO CLEARING SERVICES LLC SAINT LOUIS, MO 63103	15,786.749	7.38%
LPL FINANCIAL SAN DIEGO, CA 92121	13,592.114	6.35%
CHARLES SCHWAB & CO INC SAN FRANCISCO, CA 94105	13,233.855	6.18%
Nationwide Large Cap Equity Fund Class R6
SEI PRIVATE TRUST COMPANY OAKS, PA 19456	2,311,093.880	81.43%
SEI PRIVATE TRUST COMPANY OAKS, PA 19456	273,180.156	9.63%
Nationwide Large Cap Equity Fund Institutional Service Class
PIMS/PRUDENTIAL RETIREMENT BOWLING GREEN, KY 42101	67,606.579	21.42%
WELLS FARGO CLEARING SERVICES LLC SAINT LOUIS, MO 63103	49,641.399	15.73%
PIMS/PRUDENTIAL RETIREMENT ONTARIO, CA 91761	36,309.243	11.50%
MERRILL LYNCH PIERCE FENNER & SMITH JACKSONVILLE, FL 32246	32,727.569	10.37%
NATIONAL FINANCIAL SERVICES LLC JERSEY CITY, NJ 07310	23,102.773	7.32%
CHARLES SCHWAB & CO INC SAN FRANCISCO, CA 94105	18,492.604	5.86%
AMERITRADE INC OMAHA, NE 68103	18,393.900	5.83%

E-1

PIMS/PRUDENTIAL RETIREMENT HENDERSON, NV 89014	16,266.222	5.15%

E-2